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EXHIBIT 11.01

                                  UNIFY CORPORATION
            STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                        (IN THOUSANDS, EXCEPT PER SHARE DATA)


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                                                            Three Months Ended July 31,
                                                            ---------------------------
                                                               1996           1995
                                                             -----------    -----------

Net income (loss)                                           $     187      $    (979)
                                                            ---------      ---------
                                                            ---------      ---------

Weighted average common shares outstanding during
    the period                                                  3,100          1,288
Weighted average preferred shares and dividends
    outstanding on an as if converted basis                     3,566          3,365
Common share equivalents for stock options and warrants
    outstanding using the treasury stock method                   784              -
Common share equivalents for stock options and
    warrants issued at prices below the IPO price during
    the twelve month period prior to the offering                   -          1,028
                                                            ---------      ---------
Total shares used in per share computation                      7,450          5,681
                                                            ---------      ---------
                                                            ---------      ---------



Net income (loss) per share                                   $  0.03       $  (0.17)
                                                            ---------      ---------
                                                            ---------      ---------

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